UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 26, 2019

McEWEN MINING INC.

(Exact name of registrant as specified in its charter)

Colorado	001-33190	84-0796160
(State or other jurisdiction of	(Commission File	(I.R.S. Employer
incorporation or organization)	Number)	Identification No.)

150 King Street West, Suite 2800

Toronto, Ontario, Canada  M5H 1J9

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number including area code:  (866) 441-0690

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01      Entry Into a Material Definitive Agreement.

On March 26, 2019, McEwen Mining Inc. (the “Company”) entered into definitive agreements with an institutional investor, and certain directors and officers of the Company, for the purchase and sale of (i) 14,193,548 units (the “Units”), each consisting of one share of common stock and one half of a warrant to purchase one share of common stock (the “Warrants”), at a price of $1.55 per Unit, and (ii) 1,935,484 subscription receipts (the “Subscription Receipts”), each relating to one Unit, at a price of $1.55 per Subscription Receipt, for aggregate gross proceeds of approximately $25 million (the “Offering”). Each Warrant has an exercise price of $2.00 per whole share of common stock, is immediately exercisable and is exercisable for three years from the date of the closing of the Offering. Each Subscription Receipt automatically entitles the holder to receive, without payment of additional consideration, one Unit, upon the Company’s receipt of necessary shareholder and New York Stock Exchange approvals as provided therein.

The Offering closed on March 29, 2019. Proceeds to the Company after deducting placement fees are expected to be approximately $23.5 million, excluding the proceeds, if any, from the exercise of the Warrants, and prior to deducting estimated offering expenses payable by the Company. The Company intends to use the net proceeds of the Offering for advancing its current mining projects and exploration prospects, for additional operating capital and for general working capital purposes.

The sale of Units was made through a securities purchase agreement (the “Securities Purchase Agreement”) between the Company and an institutional investor. The sale of Subscription Receipts was made through subscription receipt agreements (the “Subscription Receipt Agreements”) between the Company and certain officers and directors of the Company. The securities were offered and sold pursuant to the Company’s existing shelf registration statement on Form S-3 (File No. 333-224476), which was initially filed with the Securities and Exchange Commission (the “SEC”) on April 27, 2018 and declared effective by the SEC on July 6, 2018. The Company has filed a prospectus supplement, dated March 26, 2019, with the SEC in connection with the sale of the securities in the Offering.

The Company also entered into a placement agency agreement (the “Placement Agency Agreement”) on March 26, 2019 with Roth Capital Partners, LLC (“Roth”) and A.G.P./Alliance Global Partners (together with Roth, the “Placement Agents”), pursuant to which the Placement Agents agreed to serve as exclusive placement agents for the issuance and sale of the securities. Pursuant to the terms and conditions of the Placement Agency Agreement, the Company agreed to pay the Placement Agents a cash fee equal to 6% of the gross proceeds from the Offering and to reimburse Roth for certain legal and other expenses in connection with the Offering, not to exceed $50,000.

The foregoing descriptions of the terms and conditions of the Placement Agency Agreement, Securities Purchase Agreement, Warrants and Subscription Receipts are not complete and are qualified in their entirety by the full text of the Placement Agency Agreement and forms of Securities Purchase Agreement, Subscription Receipt Agreement, Warrant and Subscription Receipt, which are filed herewith as Exhibits 10.1, 10.2, 10.3, 4.1 and 4.2, respectively, and incorporated into this Item 1.01 by reference.

The Placement Agency Agreement and Securities Purchase Agreement contain customary representations and warranties, covenants, conditions to closing and indemnification provisions that the parties made to, and solely for the benefit of, each other in the context of all of the terms and conditions of those agreements and in the context of the specific relationship between the parties. The provisions of the Placement Agency Agreement and Securities Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements or parties expressly permitted to rely on such provisions and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC.

Item 7.01      Regulation FD Disclosure.

On March 29, 2019, the Company issued a press release announcing the closing of the Offering. A copy of the press release is furnished herewith as Exhibit 99.1.

The information furnished under this Item 7.01, including the press release, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by reference to such filing.

Item 9.01      Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description
4.1	Form of Warrant.
4.2	Form of Subscription Receipt.
5.1	Opinion of Hogan Lovells US LLP.
10.1	Placement Agency Agreement among the Company, Roth Capital Partners, LLC and A.G.P./Alliance Global Partners.
10.2	Form of Securities Purchase Agreement.
10.3	Form of Subscription Receipt Agreement.
23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).
99.1	Press release dated March 29, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McEWEN MINING INC.

Date:	March 29, 2019	By:	/s/ Carmen Diges
Carmen Diges, General Counsel